Exhibit 99.1

  WAGEWORKS SECURES $20 MILLION CREDIT FACILITY FROM HERCULES TECHNOLOGY GROWTH
                                  CAPITAL, INC.

  FUNDING TO SUPPORT CONTINUED GROWTH AND MARKET LEADERSHIP IN SPENDING ACCOUNT
                                   MANAGEMENT

    PALO ALTO, Calif., July 25 /PRNewswire-FirstCall/ -- Hercules Technology Growth Capital (Nasdaq: HTGC) announces that on May 27, 2005 it entered into an agreement to provide a $20 million credit facility to WageWorks, Inc., the leading provider of spending account management services nationwide. The facility will be available to further the company's growth strategy.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO )
    "We are pleased to assist WageWorks in consolidating its leadership position in this important market for convenient and consumer-friendly health spending administration," said Kathy Conte, managing director at Hercules Technology Growth Capital, Inc.

    WageWorks, in addition to its two recent acquisitions, also introduced the Health Care Choice Account, the industry's first comprehensive, fully-integrated solution that puts employers and employees in control when offering and using consumer-driven health care spending accounts.

    "We are excited about our financial partnership with Hercules," said Scott Halstead, CEO of WageWorks. "This availability of capital provides us added flexibility to expand our presence and enable more employers to deliver on the promise of consumer-directed health care."

    About Hercules Technology Growth Capital, Inc.
    Founded in December 2003, Hercules Technology Growth Capital, Inc. is a publicly traded specialized finance company providing debt and equity growth capital to technology-related companies at all stages of development. The company primarily finances privately-held companies backed by leading venture capital and private equity firms and may also finance certain publicly-traded companies. Hercules focuses its investments on companies active in life sciences and technology industry sub-sectors, characterized by products or services that require advanced technologies including computer software and hardware, networking systems, semiconductors, semiconductor capital equipment, information technology infrastructure or services, Internet consumer and business services, telecommunications, telecommunications equipment, and media. The Company is based in Palo Alto, CA and has offices in Chicago and Boston. For more information or companies interested in learning more about financing opportunities should contact info@herculestech.com or call at 650-289-3060 or visit http://www.herculestech.com .

    About WageWorks, Inc.
    The leading provider of tax-advantaged spending accounts, WageWorks' industry-leading offering is now available to an eligible population in excess of seven million employees, the majority being Fortune 500 companies. Leading employers including Bank of America, Bank of New York, Ernst & Young, LLP, Limited Brands, Pfizer Inc., Pitney Bowes, the State of New York, Tribune Company, Union Pacific Corporation and The United States Postal Service have sought out WageWorks to provide spending account solutions.

    WageWorks is headquartered in San Mateo, California, with offices in Chicago, Mequon, WI, New York, Phoenix, Troy, Michigan and Washington D.C. For more information, please visit the web site at www.wageworks.com, email WageWorks at info@wageworks.com or call 866-602-3887.

SOURCE  Hercules Technology Growth Capital, Inc.
    -0-                             07/25/2005
    /CONTACT: Scott Harvey, Chief Legal Officer of Hercules Technology Growth Capital, Inc., +1-650-289-3078/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20050609/SFTH149LOGO
                AP Archive:  http://photoarchive.ap.org
                PRN Photo Desk photodesk@prnewswire.com/
    /Web site:  http://www.herculestech.com